Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of December 20, 2007 (the “Effective Date’) and is by and between Parkvale Financial Corporation (the “Corporation”), a Pennsylvania-chartered corporation, Parkvale Savings Bank (the “Bank”), a Pennsylvania-chartered savings bank and a wholly owned subsidiary of the Corporation, and Robert J. McCarthy, Jr. (the “Executive”).

WITNESSETH

WHEREAS, the Corporation and the Bank (collectively, the “Employers”) desire to retain the services of the Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of each of the Employers has approved this Agreement and authorized its execution and delivery on behalf of the Employers to the Executive;

WHEREAS, the Executive has been with the Bank since December 1, 1984 and with the Corporation since its formation; is currently employed as the President and Chief Executive Officer and member of the Board of Directors of each of the Employers; is a highly experienced and knowledgeable executive officer of the Employers; and is important and essential to the operation and development of the Employers;

WHEREAS, the Bank and the Executive have previously entered into an employment agreement originally dated November 12, 1984 (with the Corporation becoming a party to it in January 1989) and amended and restated as of December 15, 2005 (the “Prior Agreement”);

WHEREAS, the Employers desire to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended, as well as certain other changes;

WHEREAS, the Employers consider the establishment and maintenance of knowledgeable and vital management to be part of their overall corporate strategy and to be essential to protecting and enhancing the best interest of the Employers and their stockholders; and

WHEREAS, the Employers consider the continued services of the Executive to be in the best interests of the Employers and they desire to induce the Executive to remain in their employ on an impartial and objective basis and without distraction or conflict of interest in the event of any attempt to obtain control of the Employers.

AGREEMENT:

NOW, THEREFORE, intending to be legally bound hereby and in consideration of the mutual covenants and agreements herein contained, the parties agree and contract as follows:

1.            Employment.  The Employers hereby employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.            Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)            Base Salary.  “Base Salary” shall have the meaning set forth in Section 5(a) hereof.

(b)            Cause. Termination of the Executive’s employment for “Cause” shall mean termination because (i) the Executive intentionally engages in dishonest conduct in connection with his performance of services for the Corporation or the Bank resulting in his conviction of a felony; (ii) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iii) the Executive willfully fails or refuses to perform his duties under this Agreement and fails to cure such breach within fifteen (15) days following written notice thereof from the Corporation or the Bank; (iv) the Executive breaches his fiduciary duties to the Corporation or the Bank for personal profit; or (v) the Executive willfully breaches or violates any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Corporation or the Bank, and fails to cure such breach or violation within fifteen (15) days following written notice thereof from the Corporation or the Bank.  For purposes of this section, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive=s action or omission was in the best interests of the Corporation or the Bank.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or based upon the written advice of counsel for the Corporation or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation or the Bank.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (i) reasonable written notice to the Executive setting forth the reasons for the Employers’ intention to terminate for Cause, (ii) an opportunity for the Executive, together with his counsel, to be heard before the Boards of Directors  of the Employers, and (iii) thereafter delivery to the Executive of a Notice of Termination from the Boards of Directors of the Employers finding that, in the good faith opinion of such Boards upon vote of at least 75% of the members of each Board, the Executive was guilty of conduct set forth above.

(c)            Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)            Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)            Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

(f)            Disability.  “Disability” shall mean the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g)            FDIC.  “FDIC” shall mean the Federal Deposit Insurance Corporation.

(h)            Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based upon the occurrence of any of the following events:

(i) any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors of the Employers, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)            IRS.  “IRS” shall mean the Internal Revenue Service.

(j)            Notice of Termination.  Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 13 hereof.

(k)            Parachute Payment. The term “Parachute Payment” has the meaning set forth in Section 280G of the Code and applicable Treasury regulations.

(l)            Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

3.            Position and Duties.  During the term of this Agreement, the Executive agrees to serve as the President and Chief Executive Officer and a member of the Board of Directors of each of the Employers and shall perform such managerial duties and responsibilities for the Employers as the Boards of Directors of the Employers may direct in accordance with the respective bylaws of the Employers, which duties and responsibilities shall be of substantially the same character as or equivalent character to those required by the Executive’s position on the Effective Date.  Throughout the term of this Agreement, and except for illness, vacation periods and leaves of absence granted by the Employers (if any), the Executive shall devote all his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

4.            Term of Employment. Unless extended as provided in this Section 4, this Agreement shall terminate five years after January 1, 2008.  Prior to January 1, 2009 and each January 1st thereafter, the Boards of Directors of the Employers shall consider, review (with appropriate corporate documentation thereof, and taking into account all relevant factors, including the Executive’s performance) and, if appropriate, explicitly approve a one-year extension of the remaining term of this Agreement.  The term of this Agreement shall continue to extend each January 1st if the Boards of Directors so approve such extension unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such notice to be given not less than 30 days prior to any such January 1st.  If any party gives timely notice that the term will not be extended as of any January 1st, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.  The last day of the term of this Agreement, as from time to time extended, is hereinafter referred to as the “Expiration Date.”

5.            Compensation and Benefits.

(a)            The Employers shall compensate and pay the Executive for his services during the term of this Agreement a minimum salary of $375,000 per year as of the date of restatement of this Agreement, which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent (hereinafter referred to as the Executive’s “Base Salary”).  Such salary shall be payable in semi-monthly installments or in such other manner as determined in accordance with the Employers’ policies.  In addition, the Executive may receive bonus payments when, as and if determined by the Boards of Directors of the Employers.

(b)            During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of all of the Employers’ normal employee benefit plans and arrangements in effect from time to time, including without limitation the following: any pension or other retirement benefit plan; profit sharing plan; stock option plans; employee stock ownership plan; medical, dental (if any) and hospitalization coverage (family coverage); travel accident insurance; long-term disability income insurance; group life insurance; and thrift plans.  The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change does not result in an overall reduction in the level of benefits to the Executive below the level of benefits provided to the Executive as of the Effective Date.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 5(a) hereof.

(c)            During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employers, provided, however, that in no event shall the amount of annual vacation be less than six weeks per annum. The paid vacation time shall be taken at such times as the Executive elects in his discretion, and the Executive may accumulate unused vacation time from one year to the next, unless otherwise limited by the Boards of Directors of the Employers. The Executive shall also be entitled to all paid holidays provided by the Employers.

(d)            During the term of this Agreement, in keeping with past practices, the Employers shall continue to provide the Executive with an automobile leased or purchased by the Employers for the Executive. The Employers shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil. The Employers shall provide the Executive with a replacement automobile of a similar type as selected by the Executive at approximately the time that his present automobile reaches three years of age and approximately every three years thereafter, upon the same terms and conditions.

(e)            During the term of this Agreement, in keeping with past practices, the Employers shall pay the Executive’s dues for membership in a country club located in the Pittsburgh metropolitan area, which country club the Executive has the right to choose.  If the costs of the club memberships are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such costs were paid by the Executive.

(f)            In the event of the Executive’s death during the term of this Agreement, the Employers shall pay to the Executive’s spouse, estate, legal representative or other named beneficiaries (as directed by the Executive in writing) on a semi-monthly basis the Executive’s Base Salary at the rate in effect at the time of the Executive’s death for a period of one year from the date of death and, in addition, the Employers shall continue to provide medical, dental (if any) and hospitalization coverage (family coverage if there are dependents) until the semi-monthly payments cease.

(g)            In the event of termination by the Employers of the Executive’s employment based on Disability (as defined herein), the Employers shall pay the Executive a disability benefit which is equal to the Base Salary and benefits provided in Sections 5(a), (b), (d) and (e) hereof, as the same may have been increased from time to time, to the Executive at the commencement of the Executive’s total disability, reduced by the sum of (i) the amount of any benefits to which the Executive may be entitled with respect to the same period under any disability plan and (ii) the disability benefits payable under any government regulated plan, including workers’ compensation benefits.  Payment of such disability benefit shall commence with the week coincident with the termination of the Executive’s employment under this Agreement and shall continue until the earlier of the Expiration Date or the Executive’s death.  During any period the Executive shall be entitled to receive disability payments from the Employers, to the extent that he is physically and mentally able to do so, he shall furnish information and assistance to the Employers and, in addition, upon reasonable request in writing from time to time, he shall make himself available to the Employers to undertake reasonable assignments with the dignity, importance, and scope of his prior position and his physical and mental health.

6.            Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

7.            Termination.

(a)            The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)            In the event that (i) the Executive’s employment is terminated by the Employers for Cause, Disability or Retirement or in the event of the Executive’s death, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination other than as enumerated in Sections 5(f) and 5(g) of this Agreement.

(c)            In the event that (i) the Executive’s employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employers shall:

(A)            pay to the Executive, in a lump sum cash payment within five business days following the Date of Termination, a cash severance amount equal to 2.99 multiplied by the sum of the following: (i) the Executive=s then current Base Salary per annum, (ii) the highest incentive compensation or bonus paid to the Executive during the three calendar years preceding the year in which the termination of employment occurs, including any amounts deferred by the Executive, (iii) the average of the Employers= contributions to the Executive=s accounts under the Employers= 401(k) Plan, Executive Deferred Compensation Plan (excluding any elective deferrals by the Executive), Employee Stock Ownership Plan and Supplemental Executive Benefit Plan for the three calendar years preceding the year in which the termination of employment occurs, and (iv) the average of all other components of the Executive=s taxable income reported in Box 1 of Form W-2 from the Employers for the three calendar years preceding the year in which the termination of employment occurs, except that any items of income which are deferred in one year and subsequently taken into income in a subsequent year shall be excluded in the year taken into income for purposes of determining the Executive=s taxable income for such year;

(B)            maintain and provide for a period ending on the Expiration Date in effect prior to the Notice of Termination, at no cost to the Executive, the Executive’s continued participation in all life, disability and medical insurance plans in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 7(c)(B) shall be payable at such times and in such amounts (except that the Employers shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Employers shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination; and

(C)            pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive until the Expiration Date in effect prior to the Notice of Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (including the use of an automobile and club dues but excluding benefits covered by subsection (A) above and excluding stock benefit plans of the Employers), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

8.            Certain Supplemental Payments by the Corporation.

(a)            In the event it is determined that part or all of the compensation and benefits to be paid to the Executive in connection with or following a Change in Control, whether or not payable hereunder, (i) constitute AParachute Payments@ under Section 280G of the Code (the “Payments”), and (ii) exceed one hundred and five percent (105%) of three times the Executive=s Base Amount, then the Corporation, on or before the date for payment of such excise tax, shall pay to or on behalf of the Executive, in a lump sum, an amount (the “Gross-Up Amount”) such that, after payment of all federal, state and local income or employment-related tax (including Social Security and Medicare taxes, and reflecting the phase-out of deductions and the Executive=s ability to deduct certain of such taxes) and any additional excise tax under Section 4999 of the Code in respect of the Gross-Up Amount payment, the Executive will be fully reimbursed for the amount of such excise tax. If the Payments equal three times the Executive=s Base Amount or exceed three times the Executive=s Base Amount, but by an amount less than five percent (5%) of three times the Base Amount, then the cash payments shall be reduced by the least amount necessary to bring such Payments below three times the Executive=s Base Amount. As used in this Agreement, ABase Amount@ means an amount equal to the Executive=s Annualized Includable Compensation for the Base Period as such terms are defined in Sections 280G(d)(1) and (2) of the Code.

(b)            The determination of the Parachute Payments, the Base Amount and the Gross-Up Amount, as well as any other calculations necessary to implement this Section 8, shall be made by Elias, Matz, Tiernan & Herrick L.L.P., unless the Executive and the Corporation agree otherwise. Such firm=s fee shall be paid by the Corporation.

(c)            As promptly as practicable following the determinations under Sections 8(a) and 8(b) above, and in no event more than thirty (30) days after the Date of Termination, the Corporation shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement.

(d)            As a result of the uncertainty in the application of Section 280G of the Code at the time of an initial determination hereunder, it is possible that payments will not have been made by the Corporation which should have been made under clause (a) of this Section 8 (“Underpayment”).  In the event that there is a final determination by the Internal Revenue Service (the “IRS”), or a final determination by a court of competent jurisdiction, that an Underpayment has been made and the Executive thereafter is required to make any payment of an excise tax, income tax, any interest or penalty, then the firm selected under clause (b) above shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation (and in no event more than sixty (60) days after the date of the IRS or court determination) to or for the benefit of the Executive.  If and to the extent that the Executive receives any tax refund from the Internal Revenue Service that is attributable to payments by the Corporation pursuant to this Section 8 of amounts in excess of the actual Gross-Up Amount as finally determined by the IRS or a court of competent jurisdiction (“Overpayment”), then the Executive shall promptly pay (and in no event more than sixty (60) days after the date of the IRS or court determination) to the Corporation the amount of such refund that is attributable to the Overpayment (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, the Executive shall not have any obligation to pay the Corporation any amount pursuant to this Section 8(d) if and to the extent that any such obligation would cause the arrangement to be treated as a loan or extension of credit prohibited by applicable law.

9.            Mitigation; Exclusivity of Benefits.

(a)            The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)            The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

10.            Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

11.            Restrictive Covenant.  During the Executive’s employment hereunder, the Employers, in addition to all other remedies provided herein, shall be entitled to an injunction restraining the Executive from owning, managing, operating and controlling, being employed by or participating in or being in any way so connected with any business similar to the business of the Employers within the Employers’ market areas.  Market areas shall include the Pennsylvania counties of Allegheny, Armstrong, Beaver, Butler, Fayette, Washington and Westmoreland, together with any other counties within Pennsylvania, Ohio or West Virginia in which the Bank has an office. The business of the Employers shall mean any business in which depositors are covered by FDIC insurance.  In the event of any actual or threatened breach by the Executive of the provisions of this paragraph, the Employers shall be entitled to an injunction restraining the Executive from owning, managing, operating and controlling, being employed by or participating in or being in any way connected with any business similar to the business of the Employers covered by FDIC insurance.  For purposes of this Agreement, “owning” shall not include the ownership of 1% or less of the stock of a public corporation.  Nothing herein stated shall be construed as prohibiting the Employers from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages.  This Section 11 shall terminate and be of no force and effect upon a Change in Control.

12.            Successors; Binding Agreement.

(a)            The Employers will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers to expressly assume and agree (by agreement in form and substance satisfactory to the Executive) to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place. Failure of the Employers to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employers in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed, without further notice, the Date of Termination.

(b)            This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive dies during the term of this Agreement, the benefits specified in Section 5(f) of this Agreement shall be paid to the Executive’s designated beneficiaries.

13.            Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

To the Employers:	Parkvale Financial Corporation
Parkvale Savings Bank
4220 William Penn Highway
Monroeville, Pennsylvania 15146

To the Executive:	Robert J. McCarthy, Jr.
At the address last appearing on the
personnel records of the Employers

14.            Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employers to sign on its behalf; provided, however, that if the Employers determine, after a review of the final regulations issued under Section 409A of the Code and all applicable Internal Revenue Service guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employers may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.   No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.            Governing Law. This Agreement has been executed and delivered in the Commonwealth of Pennsylvania and  its validity, interpretation,  performance and  enforcement  shall be governed by and construed in accordance with the laws thereof applicable to contracts executed and to be wholly performed in Pennsylvania, except to the extent that federal law controls.

16.            Nature of Obligations.  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

17.            Interpretation.  If any provision of this Agreement shall be the subject of a dispute between the Employers and the Executive and a court or arbitrator to which such dispute has been brought shall be unable to resolve which of two reasonable interpretations of such provision is the proper interpretation thereof, then the interpretation most favorable to the Executive shall control.

18.            Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

19.            Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the terms of this Agreement.

20.            Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

21.            Prior Agreements.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings and any and all prior employment agreements between the Employers and the Executive, including but not limited to the Prior Agreement.

22.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.            Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:	PARKVALE FINANCIAL CORPORATION

/s/ Deborah M. Cardillo	By:	/s/ Robert D. Pfishner
Deborah M. Cardillo, Corporate Secretary		Robert D. Pfischner
Chairman of the Board

Attest:	PARKVALE SAVINGS BANK

/s/ Deborah M. Cardillo	By:	/s/ Robert D. Pfischner
Deborah M. Cardillo, Corporate Secretary		Robert D. Pfischner
Chairman of the Board

Witness:	ROBERT J. MCCARTHY, JR.

/s/ Deborah M. Cardillo	By:	/s/ Robert J. McCathy, Jr.
Deborah M. Cardillo, Corporate Secretary		Robert J. McCarthy, Jr., Individually